Exhibit 5.2

Postmedia Network Inc.

Postmedia Network Canada Corp.

1450 Don Mills Road

Toronto, Ontario Canada M3B 2X7

Ladies and Gentlemen,

Re:	Registration Statement on Form F-4 with respect to
$275,000,000 Aggregate Principal Amount of
12.50% Senior Secured Notes due 2018

We have acted as special Canadian counsel to Postmedia Network Inc. (the “Issuer”) and Postmedia Network Canada Corp. (the “Guarantor”) in connection with the registration of U.S. $275,000,000 aggregate principal amount of the Issuer’s 12.50% Senior Secured Notes due 2018 (the “Exchange Notes”) and the guarantee of the Exchange Notes by the Guarantor (the “Guarantees”) under the Securities Act of 1933, as amended (the “Act”), on Form F-4 filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2011 (Registration No. 333-            ) (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued pursuant to the indenture, dated as of July 13, 2010 (as amended, the “Indenture”), among the Issuer, the Guarantor, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as collateral trustee. The Exchange Notes and the Guarantees will be issued in exchange for the Issuer’s outstanding 12.50% Senior Secured Notes due 2018 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantees.

We have conducted such investigations and examinations as we have deemed necessary to give the opinions hereinafter expressed. In particular, we have examined and relied upon originals, or copies identified to our satisfaction, of such documents as we have deemed necessary to give the opinions hereinafter expressed, including (i) a certified copy of resolutions of the directors of the Issuer authorizing inter alia the Exchange Notes and the transactions contemplated thereby (the “Issuer Certificate”), (ii) a certified copy of resolutions of the directors of the Guarantor authorizing inter alia the Guarantees and the transactions contemplated thereby (the “Guarantor Certificate” and, together with the Issuer Certificate, the “Certificates”) and (iii) certificates of compliance dated June 7, 2011 issued by Industry Canada in respect of each of the Issuer and the Guarantor (collectively, the “Certificates of Compliance”).

For purposes of this opinion letter, we have assumed with respect to all documents examined by us, the legal capacity of all individuals to execute and deliver such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic or photocopied copies.

We are solicitors qualified to practice law only in the Province of Ontario. We have not made an examination of the laws of any jurisdiction other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions set out below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Each of the Issuer and the Guarantor is a corporation incorporated under the laws of Canada and has not been dissolved.

2.	All necessary corporate action has been taken to authorize the execution and delivery by the Issuer and Guarantor of the Indenture and the performance of their respective obligations under the Indenture.

3.	All necessary corporate action has been taken to authorize the execution and delivery by the Issuer of the Exchange Notes and the performance of its obligations under the Exchange Notes.

4.	All necessary corporate action has been taken to authorize the execution and delivery by the Guarantor of the Guarantees and the performance of its obligations under the Guarantees.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion may be relied upon and referred to by Latham & Watkins LLP for the purpose of opinions to be rendered by them in connection with the registration of the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Validity of Securities”, “Enforceability of Civil Liabilities Against Foreign Persons” and “Enforceability of Judgements” in the prospectus contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

“Goodmans LLP”